Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

B E T W E E N :
DAVIDsTEA INC., having a place of business at 5430 rue Ferrier, Mont-Royal (Québec) H4P 1M2, Canada; (the "Corporation" or "DTI");
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HOWARD TAFLER, residing at 93 Glenbrooke, Dollard Des Ormeaux] (Québec), H9A 2L7, Canada ;
(the "Executive")

WHEREAS the Executive is employed by the Corporation as the interim Chief Financial Officer since August 14, 2017 prior to which he was employed by the Corporation as the Chief Accounting Officer;

WHEREAS the Corporation and the Executive now wish to formalize the agreement regarding the employment of the Executive as the interim Chief Financial Officer and as the Chief Financial Officer, as applicable, on the terms set forth in this Agreement;

AND WHEREAS the Executive wishes to be so employed by the Corporation;

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

Article 1

INTERPRETATION

1.1         Definitions

For the purposes of this Agreement, the following definitions shall apply unless the context or subject matter is inconsistent therewith:

(a)          "Actively Employed" means actively performing his duties continuously and without interruption. For greater certainty, the Executive shall be deemed to be not actively performing his duties continuously and without interruption during any period of leave for any reason whatsoever (except any period of leave for annual vacation),  and any period following the Employment End Date during which the Executive may continue in his employ with the Corporation;

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(b)         "Agreement" means this executive employment agreement, as amended, supplemented or modified by express written agreement of the parties from time to time;

(c)         "Basic Payments" means an amount equal to the aggregate of the Executive’s (i) earned but unpaid Base Salary; (ii) unpaid business expense reimbursement; and (iii)  an amount payable for accrued but unused vacation days;

(d)         "Board" means the board of directors of DTI, as constituted from time to time;

(e)         "Business" means the activities undertaken by the Corporation Group as they exist at the date hereof, as they will exist at the Termination Date and the activities that Corporation Group will be developing at the time of the Termination Date. Without limiting the generality of the foregoing, the Business of the Corporation Group as of the date hereof includes the sale and distribution of tea, including but not limited to, loose leaf teas, teas or tea-based beverages, and the sale and distribution of products related thereto;

(f)          "Business Day" means any day other than a Saturday, Sunday or any other day on which principal commercial banks are not open for business in Montreal, Quebec;

(g)          "Cause"  means:

i)        fraud, misappropriation, embezzlement or destruction of property belonging to the Corporation Group or other similar behaviour by the Executive;

ii)       violation by the Executive of applicable securities legislation or stock exchange rules;

iii)      the Executive's inability to enter the territory of the USA for the purposes of discharging his duties as provided herein as a result of the Executive’s behavior, fault and/or negligence;

iv)      any neglect of duty or misconduct of the Executive in discharging any of the Executive's duties and responsibilities hereunder that is not cured within ten (10) days of written notification thereof to the Executive by the Corporation; it being understood that the Corporation shall only be required to transmit such written notice and provide the Executive with such cure period on one occasion;

v)       any conduct of the Executive which is prejudicial to the business of the Corporation Group;

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vi)      any failure of, or refusal by the Executive to comply with the policies, rules and regulations of the Corporation Group, that is not cured by the Executive within ten (10) days of written notification thereof to the Executive by the Corporation; it being understood that the Corporation shall only be required to transmit such written notice and provide the Executive with such cure period on one occasion;

vii)     any breach of any statutory or civil law duty of loyalty to the Corporation Group;

viii)    conviction of a crime (other than traffic violations and minor misdemeanors);

ix)      inability of the Executive to perform his duties due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Executive; or

x)       any other act or omission of the Executive which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee;

(h)         "Corporation Group"  means DTI and its subsidiaries, including without limitation DT USA;

(i)          "Change of Control" means an event whereby (i) any Person who is not currently a shareholder of 5% or more of the issued and outstanding common shares in the share capital of the Corporation, becomes the beneficial owner, directly or indirectly, of 50% or more of either the issued and outstanding common shares in the share capital of the Corporation or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally; or (ii) the Corporation undergoes a sale of all or substantially all of its assets in an arm's length transaction with an unrelated third party;

(j)          "Confidential Information" means all information in whatever form (oral, written, machine readable or otherwise) pertaining to the Corporation Group,  the Business, customers, prospective customers, suppliers, brokers, or distributors and which has independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons. Some examples are any such information related to:

i)        special needs and characteristics of customers, prospective customers and suppliers of the Corporation Group (such as data concerning actual or projected customer requirements, preferences, market needs or habits, standards, specifications and methods of operation) and information about key personnel;

ii)       retail store expansion plans;

iii)      computer programs and controls;

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iv)      existing and new or envisioned products, formulas, recipes, devices and production methods, processes and techniques;

v)       scientific studies and analysis, research and development projects and clinical and other test data;

vi)      sales, pricing, cost and other such financial data and projections;

vii)     marketing, promotional and advertising studies, programs and strategies; and

viii)   Intellectual Property Rights;

(k)          "Clients" means any and all Persons, including clients (other than retail customers) and distributors, having purchased the Corporation Group’s goods in connection with the Business at any time during the two (2) years preceding the Termination Date;

(l)          "DT USA" means DAVIDs TEA (USA) Inc.;

(m)        "Employment End Date" means, as the case may be, (i) the date on which the Corporation provides notice of termination of employment to the Executive; (ii) the date on which the Executive provides a notice of termination of employment to the Corporation; or (iii) the date of the Executive's death;

(n)         "HRCC" means Human Resources and Compensation Committee of the Board;

(o)         "Incapacity" means any medical condition whatsoever (including physical or mental illness) which leads to the Executive's absence from his job function for a continuous period of three  (3) months without the Executive being able to resume functions on a full time basis at the expiration of such period and which, in light of the position held by the Executive, the parties agree would cause undue hardship to the Corporation; and unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation of such three  (3) month period;

(p)          "Intellectual Property Rights" shall mean all registered and unregistered intellectual property rights including, without limiting the generality of the foregoing:

i)         rights to any inventions, whether patentable or not patentable, patents, trademarks, trade names, copyright, designs, industrial designs, trade secrets, integrated circuit and topographies; and

ii)        all domestic and foreign registrations, applications, divisionals, continuations, continuations-impact, reexaminations and renewals thereof;

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(q)          "Person" means an individual, partnership, unincorporated association, organization, syndicate, corporation, trustee, executor, administrator or other legal or personal representative;

(r)          "Supplier" means any and all Persons having supplied the Corporation Group with goods or services in connection with the Business at any time during the two (2) years preceding the Termination Date;

(s)          "Termination Date" means the Employment End Date or, if the Executive continues in the employ of the Corporation, at the request of the Board, after the Employment End Date, on a full-time or part-time basis, the Termination Date shall be the Executive's last day of employment;

(t)          "Territory"  means Canada and the United States;

(u)          "Works" means all discoveries, inventions, improvements, innovations, processes, topographies, codes, software, know how, recipes, technology, formulas, drawings, specifications for products, materials and equipment, process development and ideas including all related documentation on whatever support it is, of which the Executive is solely or jointly, in whole or in part, an inventor, discoverer, author, creator, conceiver or originator.

Article 2

POSITION AND START DATE

2.1          Start Date and Term

This Agreement shall become effective on August 14, 2017 (the "Start Date") notwithstanding the date of its signature, and is hereby concluded for an indeterminate period of time. Except as otherwise agreed to in writing with the Chairman of the Board, in the event that the Executive fails to report to work on the Start Date, the Agreement shall be deemed null and void without any further notice, payment in lieu of notice or any indemnity whatsoever.

2.2          Title and Position

(a)          The Corporation shall employ the Executive as its interim Chief Financial Officer (“CFO”) until the earliest of (i) the Executive being appointed the CFO of the Corporation; or (ii) a new CFO being appointed by the Corporation. Should the Executive be appointed the CFO of the Corporation, this Agreement shall remain effective mutatis mutandis except otherwise provided herein.

(b)          The Executive shall report to, and be subject to the control and direction of the President and Chief Executive Officer (“CEO”) of the Corporation.

(c)          The Executive's duties and responsibilities shall include, in addition to those inherent to the Executive's title and normally pertaining to such title, those

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compatible with the Executive's position and which the President and CEO may delegate to him from time to time.

2.3          Full and Faithful Service

(a)          During his employment with the Corporation, and except as otherwise contemplated herein, the Executive undertakes to act with diligence, loyalty and honesty, to devote his full business time, attention and skills as a full-time employee of the Corporation, to faithfully serve the Corporation Group and to use his best efforts to promote the interest thereof, and he shall not, on his own behalf or on behalf of any other Person, whether directly or indirectly, alone, through or in connection with any Person, undertake the pursuit of, or engage in, any employment or business other than his employment under this Agreement, regardless of whether such activity is to gain profit or not.

(b)          The Executive shall comply with all applicable rules and policies of the Corporation Group, which may be amended or replaced from time to time at the Corporation Group's sole discretion.

2.4          Place of Employment

(a)          The Executive shall work from the Corporation's head office in Montreal, Quebec. Notwithstanding the foregoing, it is hereby agreed and understood that the Executive shall travel from time to time to such locations as may be necessary or desirable in connection with his duties hereunder,  including to DT USA's principal business office currently located in Boston, Massachusetts.

2.5         Work Permit

(a)          If a work permit is required for the Executive to enter the territory of the USA for the purposes of discharging his duties as provided herein, such permit shall be obtained by the Executive, with the Corporation's support and at the Corporation’s cost. The Executive hereby represents that he has no reason to believe that he  will be denied a work permit to enter the territory of the USA, if necessary.

Article 3

COMPENSATION AND BENEFITS

3.1         Base Salary

(a)          The annual base salary of the Executive shall be as follows (the “Base Salary”):

(i)          While acting as the interim CFO, CAD$246,255, payable in accordance with the Corporation’s normal payroll practices, less applicable deductions

(ii)          While acting as the CFO, CAD$265,000, payable in accordance with the Corporation’s normal payroll practices, less applicable deductions;

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3.2         Performance Bonus

(a)          For each fiscal year of the Corporation, the Executive shall be eligible to receive an annual cash performance bonus with a target amount representing 30% of the Executive's Base Salary (the "Target Bonus") during each respective fiscal year. Subject to paragraph (b) below, the Target Bonus shall be payable to the Executive in the event that the HRCC determines, in its sole discretion, that the Executive has achieved performance objectives established by the HRCC in respect of the applicable fiscal year.  The Executive's annual cash performance bonus may exceed the Target Bonus and be up to 60% of the Executive's Base Salary in the event that the HRCC determines, in its sole discretion, that the Executive has significantly exceeded the performance objectives determined by the HRCC for the applicable fiscal year.

(b)          The Executive hereby agrees that the bonus referred to in Section 3.2 (a) shall be payable only if the Executive is Actively Employed as the CFO of the Corporation for the fiscal year to which the bonus relates, except as otherwise provided herein.

3.3          Long Term Incentive Plan

(a)          The Executive shall be eligible to participate in the Corporation’s 2015 Omnibus Equity Incentive Plan as follows:

(i)          an annual grant targeting 35% of the Base Salary during each respective fiscal year. The Executive’s annual long term incentive grant for each year, if any, is subject to annual approval by the HRCC.

(b)          The Executive shall be eligible for his first grant under this Agreement in April 2018 provided as of such date he is employed as CFO by the Corporation.

3.4          Vacation

(a)          The Executive shall be entitled to four (4) weeks of paid vacation per calendar year, to be taken at such times and intervals as shall be mutually agreed upon between the Executive and the President and CEO. The Executive shall not be entitled to carry forward any days of vacation in the calendar years subsequent to the calendar year during which the Executive becomes entitled to such vacation and any unused vacation at the end of the vacation reference year shall be forfeited.

3.5          Approved Business Expenses and Special Discretionary Travel and Expense Reimbursement

(a)          The Corporation shall reimburse the Executive for all approved expenses incurred by the Executive in the performance of his duties under this Agreement, upon presentation of supporting receipts or vouchers.

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3.6          Benefit Plans

(a)          Upon the Start Date, the Executive shall continue to participate in the Corporation's group insurance benefits programs generally made available to the Corporation's full time employees, the whole in accordance with the terms and conditions set forth in the programs or plans that the Corporation may institute or amend from time to time.

(b)          The Executive shall continue toparticipate in the Corporation's group RRSP, subject to legislative limits and, subject to the terms and conditions of the applicable plan; it being understood that the Corporation shall not match the Executive's contributions.

3.7          No Other Benefits.

(a)          The Executive is not entitled to any other benefit or perquisite other than as specifically set out in this Agreement or as agreed to in writing with the Corporation.

Article 4

CONFIDENTIALITY

4.1          Confidentiality

(a)          Any document or work composed, created, assembled or produced by the Executive or the Corporation Group and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be treated as such.

(b)          Confidential Information and all embodiments thereof (including any reproduction) shall remain the sole property of the Corporation Group and shall be returned to the Corporation immediately upon request to this effect or immediately after the Termination Date.

(c)          The Executive hereby agrees not to use, divulge, diffuse, sell, transfer, give, publish, circulate or otherwise distribute to any Person or otherwise make public, any Confidential Information.

(d)          Notwithstanding Section (c) above, the Executive shall have the right to use Confidential Information as required in the performance of his duties, provided that he shall at all times take necessary, useful and desirable measures to prevent the unauthorized use or disclosure of Confidential Information.

(e)          Except when required in the performance of his duties, under no circumstances shall the Executive reproduce any Confidential Information without the prior written consent of the Board. All reproductions of Confidential Information shall

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be governed by this Agreement and shall be treated as Confidential Information hereunder.

(f)          Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a governmental body or is otherwise required by law; provided however that the Executive shall, if reasonably possible, first have given notice thereof to the Corporation and shall have, as reasonably as possible, fully cooperated in the Corporation's attempt, if any, to obtain a "protective order" from the appropriate tribunal or governmental body.

Article 5

WORKS

5.1          Works

(a)          In consideration of the Base Salary that the Executive receives from the Corporation, all Works (including all data and records pertaining thereto) that the Executive may invent, discover, author, originate, create or conceive, whether individually or with others, during his employment with the Corporation and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation.

(b)          With respect to Works invented, discovered, authored, originated, created or conceived by him during his employment with the Corporation for any reason, the Executive shall perform the following:

i)       promptly disclose and describe such Works in writing to the Corporation;

ii)      assign (and the Executive does hereby assign) to the Corporation or such Person designated by the Corporation, without further compensation (but at the Corporation's expense), upon request and in the manner prescribed by the Corporation, all his rights, title and interest in and to said Works and Intellectual Property Rights related thereto throughout the world and waive (and the Executive does hereby waive) any and all other rights that are non assignable, including but not limited to moral rights in all Works or any non-economic rights;

iii)    deliver promptly to the Corporation, upon request and in the form and manner prescribed by the Corporation (without charge to the Corporation but at the Corporation's expense), all written instruments and documentation relating to said Works and Intellectual Property Rights and do such acts as deemed necessary by the Corporation to obtain, maintain and to transfer all rights and title thereto to the Corporation; and

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iv)     give all assistance that may be required by the Corporation or the Person designated by the Corporation pursuant to subsection ii) to enable it to protect or exploit the Works and Intellectual Property Rights relating thereto in any country of the world.

(c)          The Executive agrees that all Works that he invents, discovers, authors, creates, conceives or originates, alone and with others, will be original and will not to his knowledge infringe or violate any Intellectual Property Rights or confidential information of any of his former employers or of any other third party and will not constitute a breach of any of the Executive's contractual or legal obligations towards his former employers or any other third party.

Article 6

OBLIGATION OF NON-COMPETITION

6.1          Obligation of non-competition

(a)          The Executive shall not, during his employment and for a period of twelve (12)  months following the Termination Date, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be employed by, be engaged in, consult with or advise, permit his name to be used or employed by, own shares in the capital, lend money to or guarantee the debts of any business which is in competition with the Business in all or part of the Territory. Should the End of Employment results from a termination by the Corporation without cause, the period shall be reduced to three (3) months following the Termination Date.

(b)          The Executive shall not be in default under Section 6.1 by virtue of holding, strictly for portfolio purposes and as a passive investor, not more than 3% (including securities held by any Person acting jointly or in concert with the Executive) of the issued and outstanding shares of a corporation in competition with the Business, the shares of which are listed on a recognized stock exchange.

Article 7

OBLIGATION OF NON-SOLICITATION OF CLIENTS, SUPPLIERSAND NON-INTERFERENCE

7.1          Obligation of non-solicitation of Clients, Suppliers and non-interference

(a)          The Executive shall not, during his employment and for a period of two (2) years following the Termination Date, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, solicit any Client,  Supplier or tea broker, or procure or assist in the soliciting of any Client,  Supplier or tea broker.

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(b)          The Executive shall not, during his employment and for a period of two (2) years following the Termination Date, on his own behalf or in behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in all or in part, with the Business, accept or procure or assist in the acceptance of any business from any Client or supply or procure or assist the supply of any goods or services to any Client, in all or part of the Territory.

(c)          The Executive shall not, during his employment and for a period of two (2) years following the Termination Date, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, interfere or attempt to interfere with the Business or persuade or attempt to persuade any Client or Supplier to discontinue or adversely alter such Person's relationship with the Corporation.

Article 8

OBLIGATION OF NON-SOLICITATION OF EMPLOYEES

AND CONSULTANTS

8.1          Obligation on non-solicitation of employees and consultants

(a)          The Executive shall not, during his employment and for a period of two (2) years following the Termination Date, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, employ, offer employment to or solicit the employment or service of or otherwise entice away from the employment or service of the Corporation Group, any individual who is employed by the Corporation Group or any Person whose consulting services are retained by the Corporation Group at the time of the termination of the Executive's employment or who was employed by the Corporation Group or whose services were retained by the Corporation Group in the twelve  (12) month period preceding the termination of the Executive's employment, whether or not such Person would commit any breach of his or his contract of employment or services agreement by reason of leaving the service of the Corporation Group.

Article 9

ENFORCEMENT

9.1          Enforcement

(a)          The Executive acknowledges that the restrictions contained in Article 4, Article 5, Article 6, Article 7 and Article 8 of this Agreement, in view of the nature of the Business in which the Corporation is engaged, are reasonable and necessary in order to protect the legitimate interests of the Corporation and that any violation thereof would result in irreparable injuries to the Corporation Group and that damages alone would be an inadequate remedy for any violation of the aforementioned Articles. The Executive further acknowledges that in the event of

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a violation of any of these restrictions, the Corporation shall be entitled to obtain from any Court of competent jurisdiction temporary, interlocutory and permanent injunctive relief which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled.

(b)          It is expressly agreed by the parties hereto that the provisions of Article 4, Article 5, Article 6, Article 7 and Article 8 shall survive the termination of the Executive's employment.

Article 10

TERMINATION

10.1       Termination by the Corporation

(a)          The Executive's employment as the interim CFO may be terminated by the Corporation at any time and for any reason whatsoever by written notice to the Executive, provided that unless the employment is terminated for cause, the Executive shall remain employed by the Corporation and return to his role as the Chief Accounting Officer upon the same terms and conditions in effect immediately prior to the effective date of this Agreement;

(b)         The Executive's employment as the CFO may be terminated by the Corporation at any time by written notice to the Executive, subject only to the termination entitlements provided in this Agreement.

10.2       Termination by the Corporation for Cause

(a)          The Corporation may immediately terminate the employment of the Executive at any time for Cause by written notice to the Executive.

(b)          If the Corporation terminates the employment of the Executive for Cause under this Section 10.2,  the Corporation Group shall not be obligated to make any further payments under this Agreement, except for the Basic Payments.

10.3       Termination upon the Executive's Death or Incapacity

(a)          The Executive's employment as the interim CFO or the CFO shall immediately terminate upon the Executive's death or Incapacity, without notice or payment in lieu of notice or any indemnity whatsoever, except:

(i)          the Basic Payments, payable (less applicable statutory deductions) within fifteen (15) Business Days following the Termination Date; and

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(ii)          payment of any awarded but unpaid performance bonus for the year preceding the year during which the termination of the Executive's employment occurs, payable within fifteen (15) Business Days following the Termination Date, however, in no event before the usual payout date of such bonus, less applicable statutory deductions;

in each case payable to the Executive or, in the case of death, to his estate.

10.4       Termination by the Corporation Without Cause

(a)          Should the Executive's employment as the CFO be terminated at any time by the Corporation without Cause, the Corporation shall provide the Executive with the following, subject to the Executive's execution of any and all documents requested by the Corporation to evidence the Executive's resignation as contemplated in Section 10.6(a), as well as a release and discharge agreement in favor of the Corporation, in a form satisfactory to the Corporation (the "Release") no later than five (5) Business Days following the Termination Date and provided the Executive continues to fulfill his post-employment legal and contractual obligations:

i)       payment of the Basic Payments, payable (less applicable statutory deductions) within fifteen (15) Business Days following the Termination Date;

ii)      payment of any awarded but unpaid performance bonus for the year preceding the year during which the termination of the Executive's employment occurs, payable within fifteen (15) Business Days following the Termination Date, however, in no event before the usual payout date of such bonus, less applicable statutory deductions;

iii)    subject to the conditions set out in Section 3.2 (a), payment of an amount equal to a prorated portion of the performance bonus (if any) which becomes payable for the year during which the termination of the Executive’s employment occurs up to the Employment End Date, determined by HRCC taking into account the final year end results for the applicable fiscal year and payable (if any) on a pro-rata basis taking into account the number of days worked by the Executive in the applicable fiscal year up to the Employment End Date, and payable on the usual payout date of such bonus, less applicable statutory deductions;

iv)     subject to section (b) below, payment of an indemnity in lieu of notice equal to twelve (12) months of the Executive's Base Salary, less applicable statutory deductions, to be paid in regular installments in accordance with the Corporation's normal payroll practices commencing on the first payroll date following the last to occur of the Termination Date and the execution of the Release, and ending three  (3) months thereafter (the " Severance Pay Period");

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10.5       Resignation by the Employee

(a)          The Executive shall provide the Corporation with thirty (30) days’ advance written notice of the termination of his employment as the interim CFO or the CFO hereunder ("Resignation Notice Period") and, subject to the following, the Executive's employment shall terminate on the date specified in the notice. The Corporation may waive the Resignation Notice Period, in whole or in part, upon paying to the Executive those amounts that he would have received had he remained Actively Employed through the Resignation Notice Period and the Corporation shall have no further obligations hereunder in the event of such resignation of the Executive, except the following:

i)       payment of the Basic Payments, payable (less applicable statutory deductions) within fifteen (15) Business Days following the Termination Date;

ii)     payment of any awarded but unpaid performance bonus for the year preceding the year during which the termination of the Executive's employment occurs, payable within fifteen (15) Business Days following the Termination Date, however, in no event before the usual payout date of such bonus, less applicable statutory deductions;

During the Resignation Notice Period, the Corporation may assign to the Executive any duties of a transitional nature which it deems appropriate.

(b)          Notwithstanding anything to the contrary herein, in the event of a Change of Control while acting as the CFO, the Executive shall be eligible to receive the termination entitlements as set forth in Section 10.4 (except in respect of Section 10.4(a)(iv) as modified below), if the Executive remains in the full-time employ of the Corporation for a period of six (6) months following the Change of Control and resigns within a period of fifteen (15) days thereafter.

In the event of the Executive's resignation in accordance with this section 10.5(b), Section 10.4(a)(iv) shall be replaced with the following:

“any stock options, RSUs, stock units or other long term incentive grants which are granted to the Executive prior to the Employment End Date, and which are unvested as of the Employment End Date, shall be deemed vested on the Termination Date, notwithstanding anything to the contrary in any applicable plan or award agreement.”

(c)          The Executive may resign for "Good Reason" in the following scenarios:

(i)          Changed Duties or Status.  The assignment to the Executive of any duties materially inconsistent with his status as the Interim CFO or the CFO of the Corporation or a material diminution in the nature or status of his responsibilities as the interim CFO or CFO. For greater certainty, the re-appointment of the Executive as the Chief Accounting Officer pursuant to

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Section 10.1(a) does not constitute Changed Duties or Status nor qualify as Good Reason for resignation;

(ii)          Reduced Compensation.  A material reduction by the Corporation in the Executive’s  base compensation or target bonus;

(iii)        Benefits and Perquisites.  The failure by the Corporation to continue to provide the Executive with benefits and perquisites substantially similar to those provided for in this Agreement or the taking by the Corporation of any action that would directly or indirectly materially reduce any such benefits or deprive the Executive of any material perquisite enjoyed by his, other than in the event that such modifications are also applied to other executives of the Corporation Group; or

(iv)         Relocation.  The Corporation’s requiring the Executive to be based in a location which is more than 100km from the Corporation’s current executive head office in Town of Mount-Royal, province of Québec, provided that the Executive has not consented to such relocation.

In the event the Executive terminates his employment for Good Reason, the Executive shall receive the termination entitlements as set forth in Section 10.4.

10.6       Effect of Termination or Resignation

(a)          Upon termination of his employment for any reason whatsoever (including for greater certainty, the Executive's resignation) , the Executive shall thereupon be deemed to have immediately resigned from any position the Executive may have as an officer, director or employee of the Corporation together with any other office, position or directorship which the Executive may hold in the Corporation Group with the exception of his role as the Chief Accounting Officer as applicable pursuant to Section 10.1(a) of this Agreement.  In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations.  The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

(b)          The Executive hereby undertakes to cooperate with the Corporation Group following the termination of his employment in all matters related to the conclusion of ongoing works or projects and to facilitate an orderly transfer of his responsibilities, functions and duties hereunder as may be required by the Corporation Group.

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10.7       Release

(a)          The parties agree that the provisions of Section 10.4 are fair and reasonable and that the amounts payable by the Corporation to the Executive pursuant to Section 10.4 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of his employment in the circumstances and shall not be construed as a penalty. The Executive acknowledges and agrees that the payments pursuant to Section 10.4 shall be in full satisfaction of all terms of termination of his employment.

10.8       Return of Property

(a)          Upon the termination of his employment with the Corporation, the Executive shall promptly deliver or cause to be delivered to the Corporation all books, documents (including all copies), money, securities or other property of the Corporation Group which are in the possession, charge, control or custody of the Executive.

10.9       No Further Entitlement upon Termination

(a)          If the employment of the Executive is terminated, the Executive's employment with the Corporation shall cease and neither the Corporation nor any of its subsidiaries shall be obligated to make any payments to the Executive, other than as expressly provided for in this Article 10. The Executive recognizes and accepts that the Corporation Group shall not, in any case, be responsible for any additional amount, payment in lieu of notice, severance pay or other damages arising from the termination of his employment, except for those specifically provided for herein.

Article 11

REPRESENTATIONS AND WARRANTIES

11.1       Representations and Warranties

(a)          The Executive hereby represents and warrants to the Corporation that he is not currently employed by a corporation other than the Corporation, and that he is not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect his ability to devote full time and attention to his work at the Corporation.  The Executive further represents and warrants that he has not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

(b)          The Executive shall defend, indemnify and hold the Corporation and its subsidiaries harmless from any liability, expense or claim (including solicitors' fees incurred in respect thereof) by any Person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in this Section 11.1.

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Article 12

GENERAL CONTRACT PROVISIONS

12.1       Privacy

(a)          The Executive acknowledges and agrees that the Corporation has the right to collect, use and disclose his personal information for purposes relating to his employment with the Corporation, including:

i)        ensuring that he is paid for his services to the Corporation and its subsidiaries;

ii)       administering any benefits to which he is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, pension, group RRSP and/or stock options.  This shall include the disclosure of his personal information to any insurance company and/or broker or to any entity that manages or administers the Corporation’s benefits on behalf of the Corporation; and

iii)      compliance with any regulatory reporting and withholding requirements relating to his employment.

12.2       Governing Law and Jurisdiction

(a)          This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein. Any legal action or proceeding with respect with this Agreement shall be brought exclusively in the courts of the Province of Quebec sitting in the district of Montréal and, by execution and delivery of this Agreement, the Executive and the Corporation irrevocably consent to the jurisdiction of those courts.

12.3       Entire Agreement

(a)          This Agreement, together with the Corporation's 2015 Omnibus Equity Incentive Plan and the related award agreements and the other agreements to which the aforementioned agreements refer, constitute the entire agreement between the parties with respect to the matter herein and supersede  all prior agreements relating to the subject matter hereof. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated herein and made a part hereof.

(b)          This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by the parties. The Executive hereby agrees that the definition of "Territory" shall include any other jurisdiction within which the Corporation Group conducts business or has specific plans to conduct business at or prior to the Termination Date and the Executive shall agree, as necessary, to amend in writing the definition of Territory in order to reflect such geographical areas.

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12.4       Severability

(a)          Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any word, phrase, clause, sentence, article or paragraph contained in this Agreement is deemed unenforceable by any court of competent jurisdiction, such word, phrase, clause, sentence, article or paragraph shall be severed from this Agreement and the remaining words, phrases, clauses, sentences, articles and paragraphs of this Agreement shall remain in full force and effect.

12.5       Notice

(a)          Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally, by a nationally recognized courier service, or sent by prepaid registered mail or sent via facsimile transmissions as follows:

To the Executive:	93 Glenbrooke,
Dollard Des Ormeaux] (Québec)
H9A 2L7

To the Corporation:

Attention:	Joel Silver
President and CEO
5430 Ferrier
Mount Royal, Québec
H4P 1M2

(b)          If delivered personally or by courier service, the notice shall be deemed to have been received on the date of delivery; if sent by registered mail, the notice shall be deemed to have been received on the fourth day of uninterrupted postal service following the date of mailing; or if sent by facsimile, the notice shall be deemed to have been received on the date of transmission, unless, in any such case,  such day is not a Business Day, in which case the notice shall be deemed to have been received on the next following Business Day. Either party may change its address for notice at any time, by giving notice to the other party pursuant to this Section 12.5.

12.6       Successors

(a)          This Agreement may not be assigned by the Executive.  This Agreement and the rights and obligations hereunder may, without the further express consent of the Executive, be assigned by the Corporation to any entity which succeeds to all or substantially all of the business, assets or property of the Corporation.

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12.7       Currency & Taxes

(a)          The Executive acknowledges and agrees that all payments, perquisites or benefits under this Agreement shall be payable in Canadian dollars and shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine that it should withhold pursuant to any applicable law or regulation. Nothing in this Agreement shall be construed to obligate the Corporation to compensate the Executive for adverse tax consequences associated with his compensation.

12.8       Counterparts

(a)          This Agreement, may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.9       Language

(a)          The parties have expressly requested that this Agreement and any related documents be drafted in the English language. Les parties ont expressément requis que cette entente et tout document reliés soient rédigés en anglais seulement.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

[Signature page to follow]

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SIGNED BY:

(s) Howard Tafler		September 7, 2017
Howard Tafler		Date

DAVIDsTEA Inc.

By:	(s) Joel Silver	September 7, 2017
	Joel Silver	Date
President and CEO